Exhibit 99.1

Resources available about Radiant Systems acquisition	July 19, 2011
Frequently asked questions now available on NCR intranet

Last week, NCR made the exciting announcement of our intention to acquire Radiant Systems, the #1 provider of innovative technology and services to the hospitality industry and a market leader in multi-channel point-of-sale and managed hosted service solutions.

Retail employees can now download frequently asked questions about the Radiant Systems acquisition from the NCR intranet page to help you better understand the deal, as well as help guide your conversations with customers about this great news.

This is an exciting moment in NCR’s growth story, as the acquisition of Radiant Systems will further extend our leadership position in the hospitality and specialty retail industries. Let’s take pride in this and work together as we transition into an exciting new stage of growth.

For Customer Key Messages and FAQ, click here.

For Channel Partner Key Messages and FAQ, click here.

The planned tender offer described in these materials has not yet commenced. This description is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, NCR Corporation will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Radiant Systems, Inc. will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Radiant Systems, Inc. shareholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.

NCR Confidential: FOR INTERNAL USE ONLY

© 2010 NCR Corporation. All rights reserved.

NCR Customer Communications

Key Messages

•	The acquisition of Radiant Systems demonstrates NCR’s commitment to the Hospitality and Specialty Retail industries worldwide.

•	Leveraging Radiant Systems’ software innovation and NCR’s global brand and reach, our commitment to deliver innovative, high quality solutions is stronger than ever.

•	We are confident that our combined pool of industry experts and unmatched solutions portfolio will enhance our ability to make you more successful in your markets.

Existing Customers

•	The acquisition will enable NCR to have a richer base of customers to draw from as we invest in technologies to support the new vertical, combining the assets of both companies.

•

This deal offers additional options for solution offerings that extend the relevant portfolio for hospitality customers and provides additional concentration of our support network and talent to address the market.

•	New assets in a (software as a service) SaaS model for areas such as loyalty, stored value, and back office functionality.

•	Mobile capabilities for customers for tableside dining (evaluate fit with our existing software).

•	Expanded capabilities that support our Converged Retailing, or c-tailing™, solutions to improve the seamless consumer experience.

New customers

•	We now offer the most unique portfolio of solutions to the hospitality space, covering software, services, hardware and support infrastructure.

•	NCR can provided innovative, high quality solutions to extended geographies by combining the strengths of both companies in terms of channel partners and direct sales and service coverage.

•

NCR’s strength in retail will be further enhanced by the Radiant Counterpoint solution for specialty retail, which is not only a POS but also back office solution, particularly suited for the partner channel while also offering the support of the extensive NCR services network.

FAQ

Q1:	What is being announced?

NCR and Radiant Systems announced a definitive agreement for NCR to acquire Radiant Systems through a cash tender offer of $28 per Radiant Systems share, or approximately $1.2billion. Radiant Systems is the #1 provider in the hospitality industry and a market leader in multichannel point of sale and managed hosted service solutions. The acquisition of Radiant Systems supports our strategy of expanding into core business adjacencies and new industry segments, while expanding our multichannel capabilities and improving our revenue mix with a higher percentage of software and services. As a result of the acquisition, we will establish technology and market leadership in hospitality and specialty retail and will create a third core industry vertical within NCR. This acquisition creates a stronger company that is better positioned to expand within our core markets, grow revenues, add more value to our customers, and create greater opportunities for our employees and partners.

Q2:	Why is NCR acquiring Radiant Systems?

The acquisition of Radiant Systems bolsters NCR’s commitment to expand in our core retail and hospitality business. With this acquisition, we will immediately become a leader in the hospitality and specialty retail segment. Radiant’s combined targeted hospitality and retail markets will expand NCR’s total available market by approximately $8 billion. Our companies are very synergistic and combined, we will be positioned to offer our customers an enhanced portfolio of point-of-sale and multichannel self-service solutions with a best-in-class global customer service organization. Following the acquisition, NCR will have the scale and presence in a third core industry vertical and can leverage Radiant’s software and SaaS capabilities into other LoBs, while Radiant Systems will be positioned to accelerate its international growth through NCR’s global brand and footprint.

Q3:	Is NCR paying a fair price for Radiant Systems’ outstanding shares?

Yes.

Q4:	When do you expect the transaction to close?

Pending regulatory approval, we anticipate closing sometime in the third quarter of this year. Until the transaction closes, both companies will continue to operate as two independent entities.

Q5:	What will happen to Radiant Systems’ leadership team?

Radiant Systems brings an experienced leadership team with expertise that has helped establish Radiant Systems as the leading provider of technology solutions in the Retail and Hospitality markets. We anticipate the majority of Radiant Systems leadership will join NCR. Radiant Systems’ Andy Heyman will become head of the newest NCR vertical, reporting to NCR’s CEO, Bill Nuti.

Q6:	How long do you expect the integration process to take?

We are bringing together two great companies that complement one another and have little overlap, creating new opportunities for employees, customers, and partners. It is difficult to put a firm date on the length of the integration process, as these transitions take time, and we are committed to ensuring a seamless transition for everyone. We will create teams with individuals from both organizations to support change management efforts and develop and execute specific integration plans.

Q7:	Is NCR looking to make more acquisitions?

NCR is committed to becoming the leader in the industries in which we play through fast-growth, high margin adjacencies that align with our vision of becoming a hardware-enabled, software-driven business. We evaluate opportunities as they may arise and when appropriate. Our first priority right now, however, is to follow through on the completion of this transaction and ensure a smooth integration of Radiant into NCR.

Q8:	Do you expect competing bids for the company, and if so, are you prepared to match?

Both boards have approved the acquisition and we’ll push forward with our tender offer. Should another bid emerge we’ll look at our options but there are solid deal protections in place.

Q9:	What impact will the transaction have on your 2011 guidance?

We will update you on our Q3 earnings call.

Q10:	Are you planning to cut jobs at Radiant?

Both Radiant and NCR have extremely talented people, and it is our intent to keep the great talent of both organizations. However, we acknowledge that there are opportunities for cost efficiencies as a result of bringing the two companies together. Therefore we fully anticipate that some roles will be eliminated. At this point it is too early in the process to know what roles will be eliminated. However, we are committed to communicating frequently and transparently with our employees throughout this process, and as we identify synergies, we will ensure that employees at both companies are considered and the most qualified individuals will be retained.

Q11:	How many facilities will remain?

It is too early to speculate on this.

Q12:	Has Bill Nuti met with Radiant employees?

Bill is meeting with Radiant employees in the coming weeks.

Q13:	Who are Radiant’s customers?

With more than 100,000 active installations worldwide, Radiant provides systems to the Hospitality, Petroleum & Convenience Retail, Retail, and Sports & Entertainment segments. In fact, Radiant has been the #1 provider for the hospitality industry since 2004, serving six of the top 10 fastest growing chains in quick services, table service and fast/casual restaurants. Customers include Chick-fil-a, Dunkin Donuts, Chipotle, California Pizza Kitchen, and Burger King, to name a few. Their customer base also includes four international oil companies, including Shell and ExxonMobil, and six of the top 10 theatre circuits.

Q14:	Which Radiant solutions will NCR keep and which will be discontinued?

Radiant’ solutions are mainly complementary in nature focused more on specialty and convenience while we’ve traditionally been stronger with mass merch, big box, grocery and other chains. We will assess how we integrate solutions as we move through the integration process.

Q15:	What is Radiant’s software capability and how will this be integrated with NCRs?

Radiant has a strong software business with SaaS/subscription delivery capability across hospitality and specialty retail and this is growing rapidly. This complements our software business and we also expect to see some integration opportunities that will be worked out as we integrate the solution portfolio across the two companies.

Q16:	How does this acquisition impact NCR’s commitment to bring 3,000 jobs to Georgia?

NCR remains committed to adding approximately 3,000 additional jobs in Georgia. We moved our headquarters to Georgia because we believe in the strong talent pool within this state. We believe this accelerates our growth opportunity in the Retail and Hospitality segments, creating opportunities for Georgia residents to work with one of the greatest technology companies in the world.

Q17:	Does Radiant Systems compete with NCR today?

Although we have a few of the same customers, our respective businesses are mostly complementary.

Q18:	How will Radiant Systems fit into the new combined organization?

Radiant Systems employees are highly valued and crucial to the long term success of NCR.

The acquisition of Radiant Systems solidifies NCR’s commitment to the Hospitality and Specialty Retail industries worldwide. Once the transaction is completed, NCR will create a new line of business, led by Andy Heyman. This transaction will establish the Hospitality and Specialty Retail vertical as NCR’s third largest industry, after its financial and retail lines of business. Andy will report to NCR’s CEO, Bill Nuti.

Q19:	How will NCR communicate additional info to customers?

As it is appropriate for us to do so, we are committed to communicating additional information throughout this transition to our customers. Most importantly, our commitment is to continue to focus on what we do best – serving you. Please visit our Web site at http://www.ncr.com/industry/retail.jsp for updates and additional information.

Q20:	How will the two companies be managed from a customer perspective?

At this time, the deal is pending regulatory approval and we will continue to operate as two independent companies until the deal closes. The account teams that support you today will continue to be there for you and will keep you informed throughout the transition.

Q21:	What new products does this combination bring?

Among others, the Radiant Systems Hospitality portfolio includes additional offerings in back office, SaaS software offerings such as loyalty, stored value and payment as well as opening up the Table Serve Restaurant market with new solutions, including tableside mobile capability.

On the specialty retail side, there is expanded capacity to serve the Petroleum and Convenience Retail Market given Radiant System’s broad convenience, fuel controlling, and ticketing kiosk solutions. In the Specialty Retail Markets, there is a full suite addressing the small and medium business customer across number specialty retail verticals.

Q22:	NCR is in Hospitality today; what’s going to be different? Will the product lines be integrated?

This acquisition enables NCR to expand our global offerings to our existing customer base and strengthen our presence in a number of countries. So not only are we bringing in additional solution offerings and addressing new segments, but we are also bringing in a wealth of talent that strengthens our expertise and servicing capability. After the transaction closes, we will assess the details on how the combined portfolio can leverage the best of both companies to enhance our offerings to you.

Q23:	If I am a customer of both companies, what changes will I see?

Until the transaction closes, you will not see any changes. It will be business as usual until then. We will work with you after the transaction to discuss any changes.

Q24:	If I have a customer served by both companies, how should I address the customer or Radiant Systems?

Until the transaction closes, you need to continue to operate under the guidance that we are still two separate companies. Should you have any questions, please contact your leadership representative. After the transaction close, the two teams will begin working on how to collaborate.

The planned tender offer described in these materials has not yet commenced. This description is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, NCR will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Radiant Systems will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Radiant Systems shareholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.

NCR Partner Communications

Key Messages

•

Radiant Systems is an almost $350 million leader in point-of-sale and management solutions for the hospitality/restaurant industry in North America and Western Europe. Radiant Systems is headquartered in Atlanta, GA, and has more than 1,500 global employees and a large partner network.

•	This acquisition is a visible demonstration of our commitment to our channel partners and enables us to accelerate the growth of your business.

•

NCR’s market coverage will be enhanced by Radiant Systems’ strong channel partner network, which will complement NCR’s direct and indirect sales channels and support our goal of building a world-class channel partner network.

•

Approximately a third of Radiant Systems’ business is transacted through the indirect channel, with indirect channel modeling based on the number of customer sites – under 50 sites is indirect, 50+ is direct.

•

Radiant Systems has about 770 partners, of which 600 are focused on Orderman (mostly in Europe); 100 focused on Specialty Retail (NAMER focused) and 70 focused in Hospitality (also mostly NAMER). Orderman develops wireless, handheld point of sale (POS) devices deployed in a variety of hospitality venues, including restaurants, cafes, arenas, and stadiums. These handhelds are designed to provide better and faster service, increasing efficiency and profits.

•	Our short term plan is to leave the channels separate; we will announce additional details following the close of the transaction.

•

At this time, the deal is pending regulatory approval, and it is business as usual. We will continue to keep you, our valued partner, informed throughout the integration process. Partners should keep focused on their current business and a successful close to Q3.

•	We will bring more solutions to more markets with our expanded partner network, providing you with a competitive advantage and increased opportunities to grow your business.

FAQ

Q1:	What is being announced?

NCR and Radiant Systems announced a definitive agreement for NCR to acquire Radiant Systems through a cash tender offer of $28 per Radiant Systems share, or approximately $1.2billion. Radiant Systems is the #1 provider in the hospitality industry and a market leader in multichannel point of sale and managed hosted service solutions. The acquisition of Radiant Systems supports our strategy of expanding into core business adjacencies and new industry segments, while expanding our multichannel capabilities and improving our revenue mix with a higher percentage of software and services. As a result of the acquisition, we will establish technology and market leadership in hospitality and specialty retail and will create a third core industry vertical within NCR. This acquisition creates a stronger company that is better positioned to expand within our core markets, grow revenues, add more value to our customers, and create greater opportunities for our employees and partners.

Q2:	Why is NCR acquiring Radiant Systems?

The acquisition of Radiant Systems bolsters NCR’s commitment to expand in our core retail and hospitality business. With this acquisition, we will immediately become a leader in the hospitality and specialty retail segment. Radiant’s combined targeted hospitality and retail markets will expand NCR’s total available market by approximately $8 billion. Our companies are very synergistic and combined, we will be positioned to offer our customers an enhanced portfolio of point-of-sale and multichannel self-service solutions with a best-in-class global customer service organization. Following the acquisition, NCR will have the scale and presence in a third core industry vertical and can leverage Radiant’s software and SaaS capabilities into other LoBs, while Radiant Systems will be positioned to accelerate its international growth through NCR’s global brand and footprint.

Q3:	Is NCR paying a fair price for Radiant Systems’ outstanding shares?

Yes.

Q4:	When do you expect the transaction to close?

Pending regulatory approval, we anticipate closing sometime in the third quarter of this year. Until the transaction closes, both companies will continue to operate as two independent entities.

Q5:	What will happen to Radiant Systems’ leadership team?

Radiant Systems brings an experienced leadership team with expertise that has helped establish Radiant Systems as the leading provider of technology solutions in the Retail and Hospitality markets. We anticipate the majority of Radiant Systems leadership will join NCR. Radiant Systems’ Andy Heyman will become head of the newest NCR vertical, reporting to NCR’s CEO, Bill Nuti.

Q6:	How long do you expect the integration process to take?

We are bringing together two great companies that complement one another and have little overlap, creating new opportunities for employees, customers, and partners. It is difficult to put a firm date on the length of the integration process, as these transitions take time, and we are committed to ensuring a seamless transition for everyone. We will create teams with individuals from both organizations to support change management efforts and develop and execute specific integration plans.

Q7:	Is NCR looking to make more acquisitions?

NCR is committed to becoming the leader in the industries in which we play through fast-growth, high margin adjacencies that align with our vision of becoming a hardware-enabled, software-driven business. We evaluate opportunities as they may arise and when appropriate. Our first priority right now, however, is to follow through on the completion of this transaction and ensure a smooth integration of Radiant into NCR.

Q8:	Do you expect competing bids for the company, and if so, are you prepared to match?

Both boards have approved the acquisition and we’ll push forward with our tender offer. Should another bid emerge we’ll look at our options but there are solid deal protections in place.

Q9:	What impact will the transaction have on your 2011 guidance?

We will update you on our Q3 earnings call.

Q10:	Are you planning to cut jobs at Radiant?

Both Radiant and NCR have extremely talented people, and it is our intent to keep the great talent of both organizations. However, we acknowledge that there are opportunities for cost efficiencies as a result of bringing the two companies together. Therefore we fully anticipate that some roles will be eliminated. At this point it is too early in the process to know what roles will be eliminated. However, we are committed to communicating frequently and transparently with our employees throughout this process, and as we identify synergies, we will ensure that employees at both companies are considered and the most qualified individuals will be retained.

Q11:	How many facilities will remain?

It is too early to speculate on this.

Q12:	Has Bill Nuti met with Radiant employees?

Bill is meeting with Radiant employees in the coming weeks.

Q13:	Who are Radiant’s customers?

With more than 100,000 active installations worldwide, Radiant provides systems to the Hospitality, Petroleum & Convenience Retail, Retail, and Sports & Entertainment segments. In fact, Radiant has been the #1 provider for the hospitality industry since 2004, serving six of the top 10 fastest growing chains in quick services, table service and fast/casual restaurants. Customers include Chick-fil-a, Dunkin Donuts, Chipotle, California Pizza Kitchen, and Burger King, to name a few. Their customer base also includes four international oil companies, including Shell and ExxonMobil, and six of the top 10 theatre circuits.

Q14:	Which Radiant solutions will NCR keep and which will be discontinued?

Radiant’ solutions are mainly complementary in nature focused more on specialty and convenience while we’ve traditionally been stronger with mass merch, big box, grocery and other chains. We will assess how we integrate solutions as we move through the integration process.

Q15:	What is Radiant’s software capability and how will this be integrated with NCRs?

Radiant has a strong software business with SaaS/subscription delivery capability across hospitality and specialty retail and this is growing rapidly. This complements our software business and we also expect to see some integration opportunities that will be worked out as we integrate the solution portfolio across the two companies.

Q16:	How does this acquisition impact NCR’s commitment to bring 3,000 jobs to Georgia?

NCR remains committed to adding approximately 3,000 additional jobs in Georgia. We moved our headquarters to Georgia because we believe in the strong talent pool within this state. We believe this accelerates our growth opportunity in the Retail and Hospitality segments, creating opportunities for Georgia residents to work with one of the greatest technology companies in the world.

Q17:	Who are Radiant’s channel partners and are these separate from NCR’s?

Radiant has about 770 partners, accounting for approximately 35% of its business. This acquisition is a visible demonstration of our commitment to our channel partners and enables us to accelerate the growth of your business. Radiant’s channel ecosystem was a significant factor in shaping NCR’s interest in the company.

Q18:	Will Radiant’s channel partners be moved to NCR’s partner program?

Our plan at this time is to keep the channels separate, but we will look for opportunities to apply best practices across NCR and Radiant.

Q19:	Does this acquisition present any channel conflicts?

This deal brings together two leading technology companies in the retail and hospitality space, creating tremendous opportunity for our customers, partners, employees and shareholders. While both companies have an extensive customer base, our offerings complement each other, and we do not anticipate any channel conflicts.

Q20:	Can NCR partners sell the Radiant Systems portfolio?

Not immediately, partners should continue to focus within their existing solution set and territory but we do see opportunities in the future. Details on how to expand your portfolio will be announced following the close of the transaction.

Q21:	Will this acquisition increase the competition in my market?

Because there is minimal overlap in of customer and channel coverage, we do not anticipate significant marketplace changes.

The planned tender offer described in these materials has not yet commenced. This description is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, NCR will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Radiant Systems will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Radiant Systems shareholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.